EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone: 650-833-2000  Fax: 650-833-2001  www.graycary.com

May 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for RAE Systems Inc., a Delaware corporation (the Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,668,033 shares of the Common Stock, 0.001 par value, of the Company which may be issued pursuant to options assumed under the RAE Systems Inc. 1993 Stock Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 2,668,033 shares of Common Stock which may be issued upon the exercise of options granted pursuant to the Plan are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the Merger Agreement and Plan of Reorganization dated January 9, 2002 among RAE Systems Inc., a California corporation, RAES Acquisition Corporation, a California corporation and Nettaxi.com, a Nevada corporation, and the Agreement and Plan of Merger by and between Nettaxi..com, a Nevada corporation, and RAE Systems Inc., a Delaware Corporation, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/    GRAY CARY WARE & FREIDENRICH LLP
GRAY CARY WARE & FREIDENRICH LLP